EX-21
(Exhibit 21)      Subsidiaries of Financial Institutions, Inc.

                  Wyoming County Bank (99.65% owned)
                  National Bank of Geneva (100% owned)
                  First Tier Bank & Trust (100% owned)
                  Bath National Bank (100% owned)
                  Burke Group, Inc. (100% owned)
                  The FI Group, Inc. (100% owned)
                  FISI Statutory Trust I (100% owned)